Exhibit 99.1

Advanced Emissions Solutions, inc.

NASDAQ: ADES

FOR IMMEDIATE RELEASE

ADVANCED EMISSIONS SOLUTIONS ANNOUNCES SECOND QUARTER

2013 RESULTS

HIGHLANDS RANCH, Colorado, August 7, 2013– Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (“the Company”) today announced financial results for the second quarter ended June 30, 2013.

OVERVIEW OF 2013 SECOND QUARTER RESULTS

•

Refined Coal (“RC”) revenues from payments related to our leased and sold RC facilities were up 10% from the second quarter of 2012 and down 5% from the first quarter of 2013 due to seasonal factors. In the quarter, RC facilities operated by the Clean Coal Solutions, LLC (“Clean Coal”) joint venture generated $7.7 million in credits to be used to offset future taxes (the Company’s wholly owned subsidiary, ADA-ES Inc., owns 42.5% of Clean Coal).

•

Emission Control (“EC”) revenues more than doubled from the second quarter of 2012 and were up 37% from the first quarter of 2013. EC backlog as of June 30, 2013 was $33.2 million, up from $4.5 million at June 30, 2012 and from $32.7 million at March 31, 2013.

•

Cash and cash equivalents were $12.3 million, up from $9.7 million at December 31, 2012 but down from $22 million at March 31, 2013. This cash balance does not include the more than $14 million received by Clean Coal in late July in conjunction with the closing of leases for two RC facilities.

•	Continued progress with investors and utilities for additional RC facilities, including multiple sites that are expected to use our M-45-PC TM technology.

•

Consolidated gross margin of $10.6 million, or 18% of revenues compared to $7.4 million or 14% of revenues in 2012. The margin percentage was negatively impacted by the inclusion of coal purchases and sales and operating costs associated with RC facilities operated for Clean Coal’s own account (“retained tons”).

•	For the second quarter of 2013, our net loss was $3.2 million or $0.32 per diluted share as compared to a net loss of $1.3 million or $0.13 per diluted share for second quarter of 2012.

SECOND QUARTER OPERATIONAL ACHIEVEMENTS, OVERVIEW OF SEGMENTS & OUTLOOK

Dr. Michael D. Durham, President and CEO of Advanced Emissions Solutions stated, “In the second quarter we were pleased with the continued success in our Emission Control business but disappointed and frustrated by the delays in the Refined Coal business that saw the closing of the lease contracts for two of our RC facilities slip into the third quarter of 2013. Going forward we will maintain focus on executing on opportunities that we expect will create significant revenue growth and cash flows for the Company over the next several months and coming years. We are positioning ourselves for continued long-term success and are developing technologies for expected future markets.”

Refined Coal

Total RC revenues in the second quarter of 2013 were $44.2 million including $11.6 million in revenues from the lease and sale of five RC facilities and $32 million related to the resale of coal for RC facilities operated by Clean Coal. Gross margin for the segment was $8 million or 18% of total revenues for the second quarter of 2013 compared to $6.4 million and 13% in the second quarter of 2012.

Commenting on the Refined Coal segment, Dr. Durham stated, “Our operating Refined Coal facilities performed well in what is a seasonally low power demand quarter. In addition to significant contributions to segment margin, these RC facilities generated over $3 million in tax credits for the Company, which now has accumulated more than $40 million in deferred tax assets. While we are disappointed by the delays that pushed the closing of two RC leases from the second quarter to late July 2013, we are very pleased that these two facilities are now leased and operating. With the finalization of these leases, we now expect annual revenues of more than $75 million per year from the seven facilities that have been leased or sold to RC investors. We continue to make progress with our remaining RC facilities and expect to close additional facilities throughout this year and into 2014.”

Emission Control

EC revenues in the second quarter of 2013 were $12 million, up more than 200% from the second quarter 2012 due mainly to increased equipment and consulting revenues as the market for the Mercury and Air Toxics Standards (“MATS”) rule is well underway.

Dr. Durham noted, “The market for equipment to meet the federal MATS rule continues to accelerate and evolve as we expected and we are pleased with our win rate thus far. In the recent months, we have received additional awards and letters of intent to award, some of which are not reflected in our backlog at June 30th. We are currently working on bids or discussing potential projects for ACI and DSI systems in excess of $150 million.”

CO2 Capture

CO2 Capture revenues in the second quarter of 2013 increased to $2.7 million due to the timing of scheduled activities. As of June 30, 2013, DOE contracts in progress, including anticipated industry cost share, totaled approximately $8.5 million. The Company expects to recognize approximately $5.5 million from these contracts in the remainder of 2013 and the balance through 2014.

Dr. Durham went on to say, “Our work continues on a $20.5 million program supporting the development of our re-generable solid-sorbent technology to capture carbon dioxide from coal-fired power plants and industrial sources. We have initiated the fabrication and construction phase of a 1 megawatt Carbon Dioxide (“CO2”) Capture Pilot Plant with testing scheduled for early 2014. We are also evaluating alternative applications for the carbon capture technology that could have market potential ahead of regulations on power plants such as enhanced oil recovery.”

BALANCE SHEET HIGHLIGHTS

As of June 30, 2013, cash and cash equivalents were $12.3 million, up from $9.7 million at December 31, 2012 but down from $22 million at March 31, 2013. The June 30, 2013 cash balance does not include the more than $14 million received by Clean Coal in late July in conjunction with the closing of leases for two RC facilities.

CONFERENCE CALL

Management will conduct a conference call focusing on the financial results and recent developments at 5:00 PM ET on Wednesday, August 7, 2013. Interested parties may participate in the call by dialing (877) 709-8150 (Domestic) or (201) 689-8354 (International). Please call in 10 minutes before the call is scheduled to begin, and ask for the ADES call. The conference call will also be webcast live via the Investor Information section of ADES’s website at www.advancedemissionssolutions.com. To listen to the live call please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

ADA-ES, Inc. and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Refined coal	$44,188	$48,351	$102,311	$63,525
Emission control	12,014	3,965	20,783	6,729
CO2 capture	2,728	195	4,150	477

Total revenues	58,930	52,511	127,244	70,731

Cost of Revenues
Refined coal	36,167	41,908	87,636	53,951
Emission control	9,711	3,087	15,964	5,155
CO2 capture	2,458	82	3,662	199

Total cost of revenues	48,336	45,077	107,262	59,305

Gross Margin before Depreciation and Amortization	10,594	7,434	19,982	11,426
Other Costs and Expenses
General and administrative	8,109	4,040	15,422	7,679
Research and development	577	618	924	1,182
Depreciation and amortization	1,347	1,181	2,769	2,205

Total expenses	10,033	5,839	19,115	11,066

Operating Income	561	1,595	867	360
Other Income (Expense)
Net equity in net income from unconsolidated entity	274	132	597	168
Other income including interest	165	42	235	141
Interest expense	(248)	(431)	(631)	(901)
Other expense	(735)	(469)	(1,408)	(753)

Total other income (expense)	(544)	(726)	(1,207)	(1,345)

Income (Loss) Before Income Taxes and Non-controlling Interests	17	869	(340)	(985)
Income Taxes	—	—	—	—

Net Income (Loss) Before Non-controlling Interests	17	869	(340)	(985)
Income Attributable to Non-controlling Interests	(3,195)	(2,167)	(5,007)	(2,733)

Net Loss Attributable to ADA-ES, Inc.	$(3,178)	$(1,298)	$(5,347)	$(3,718)

Net Loss Per Common Share – Basic and Diluted
Attributable to ADA-ES, Inc.	$(0.32)	$(0.13)	$(0.53)	$(0.37)

Weighted Average Common Shares Outstanding	10,076	10,002	10,063	10,004

Weighted Average Diluted Common Shares Outstanding	10,076	10,002	10,063	10,004

See accompanying notes to Company’s 10-Q.

ADA-ES, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except share data)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$12,289	$9,737
Receivables, net of allowance for doubtful accounts	18,009	11,025
Investment in securities	3,148	1,641
Prepaid expenses and other assets	3,496	2,888

Total current assets	36,942	25,291

Property and Equipment, at cost	55,081	53,542
Less accumulated depreciation and amortization	(11,530)	(8,931)

Net property and equipment	43,551	44,611

Investment in unconsolidated entity	2,447	1,850
Other assets	4,047	3,997

Total other assets	6,494	5,847

Total Assets	$86,987	$75,749

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$12,565	$6,615
Accounts payable to related parties	2,713	5,082
Accrued payroll and related liabilities	4,096	2,569
Line of credit	—	3,000
Current portion of notes payable	570	559
Deposits	7,200	21,200
Deferred revenue and other liabilities	27,783	10,372

Total current liabilities	54,927	49,397

Long-term Liabilities
Long-term portion of notes payable	2,017	2,305
Deferred revenue	11,218	875
Accrued warranty and other liabilities	1,107	3,309

Total long-term liabilities	14,342	6,489

Total Liabilities	69,269	55,886

Commitments and Contingencies
Temporary Equity—Non-controlling Interest Subject to Possible Redemption	60,000	60,000

Stockholders’ Deficit
ADA-ES, Inc. stockholders’ deficit
Preferred stock: 50,000,000 shares authorized, none outstanding	—	—
Common stock: no par value, 50,000,000 shares authorized, 10,097,272 and 10,028,269 shares issued and outstanding, respectively	64,794	63,724
Accumulated deficit	(85,112)	(79,765)

Total ADA-ES, Inc. stockholders’ deficit	(20,318)	(16,041)
Non-controlling interests	(21,964)	(24,096)

Total Stockholders’ Deficit	(42,282)	(40,137)

Total Liabilities, Temporary Equity and Stockholders’ Deficit	$86,987	$75,749

See accompanying notes to Company’s 10-Q.

About Advanced Emissions Solutions, Inc.

Advanced Emissions Solutions, Inc. (NASDAQ:ADES) serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) supplies Activated Carbon Injection (“ACI”) for mercury control, Dry Sorbent Injection (“DSI”) for acid gases, and technology services and other offerings in support of our customers’ emissions compliance strategies. ADA’s M-ProveTM technology, which reduces emissions of mercury and other metals from PRB coal, is applied directly to coal at power plants, or offered through a licensing agreement with Arch Coal for application at their mines. In addition, we are developing technologies to advance cleaner energy, including CO2 emissions control technologies through projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Clean Coal Solutions, LLC (“Clean Coal”), is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized Boilers and Pulverized Coal boilers respectively. Advanced Emissions Solutions consolidates the results of Clean Coal in its financial statements.

BCSI, LLC is a custom designer and fabricator of engineered emissions control technologies, bulk material handling equipment, bulk storage systems, water/waste water treatment equipment, and custom components. BSCI supplies Dry Sorbent Injection (“DSI”) for acid gas control using its technologically advanced cool, dry conditioned conveying air systems. BCSI’s technical solutions serve a wide range of industrial clients including; coal fired utilities, water treatment, wastewater, cement kilns, food processing and industrial boilers. BCSI employs engineers and trade professionals at a 190,000+sq. ft. fabrication and office facility located in McKeesport, PA.

This press release contains, and the conference call referenced in this press release will include, forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include, but are not limited to, statements or expectations regarding expected regulatory approvals and commencement of leases, future revenues and cash flows, growth of our RC business, timing of the closing of contracts for the lease or sale of RC facilities, future markets and contracts for ACI and DSI systems, future market share and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws, regulations and IRS interpretations or guidance, government funding, economic conditions and market demand; timing of laws, regulations and any legal challenges to or repeal of them; failure of the RC facilities to produce coal that qualifies for tax credits; termination of or amendments to the contracts for RC facilities; decreases in the production of RC; failure to lease or sell the remaining RC facilities on a timely basis; our inability to ramp up operations to effectively address expected growth in our target markets; inability to commercialize our technologies on favorable terms; impact of competition; availability, cost of and demand for alternative tax credit vehicles and other technologies; technical, start-up and operational difficulties; availability of raw materials and equipment; loss of key personnel; intellectual property infringement claims from third parties; seasonality and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Graham Mattison

Vice President, Investor Relations

(646) 319-1417

graham.mattison@adaes.com